EXHIBIT 99.1

                  NATIONSBANK CORPORATION DIRECTORS' STOCK PLAN

1.       Name:

         This plan shall be known as the "NationsBank Corporation Directors' Stock Plan" (the "Plan").

2.       Purpose and Intent:

         The purpose of the Plan is to enable NationsBank Corporation, a North Carolina corporation (the "Corporation"), to attract and retain persons of exceptional ability to serve as directors and to further align the interests of directors and shareholders in enhancing the value of the Corporation's common stock (the "Common Stock"). The Plan provides for (i) the payment of shares of Common Stock to certain of the directors in connection with the partial termination of the NationsBank Corporation and Designated Subsidiaries Directors' Retirement Plan (the "Retirement Plan") and (ii) the payment in Common Stock of a portion of the Annual Retainer Fee paid to each Nonemployee Director. The Plan is effective as of April 24, 1996 (the "Effective Date"), subject to approval by the shareholders of the Corporation, and shall continue in effect unless and until terminated by the Board in accordance with Section 11 below.

3.       Definitions:

         For purposes of the Plan, the following terms shall have the following meanings:

         (a) "Annual Retainer Fee" means the annual retainer fee payable to a Nonemployee Director under the Corporation's compensation policies for directors in effect from time to time.

         (b) "Board" means the Board of Directors of the Corporation.

         (c) "Fair Market Value" of a share of Common Stock means the closing price on the relevant date of a share of Common Stock on the New York Stock Exchange (or such other principal securities exchange on which the shares of the Common Stock are traded if such shares are no longer traded on the New York Stock Exchange).

         (d) "Nonemployee Director" means an individual who is a member of the Board, but who is not an employee of the Corporation or any of its subsidiaries.

         (e) "Payment Date" of an Annual Retainer Fee for a calendar year means the date of the annual meeting of the shareholders of the Corporation during such calendar year.



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4.       Administration:

         The Board shall be responsible for administering the Plan. The Board shall have all of the powers necessary to enable it to properly carry out its duties under the Plan. Not in limitation of the foregoing, the Board shall have the power to construe and interpret the Plan and to determine all questions that shall arise thereunder. The Board shall have such other and further specified duties, powers, authority and discretion as are elsewhere in the Plan either expressly or by necessary implication conferred upon it. The Board may appoint such agents as it may deem necessary for the effective performance of its duties, and may delegate to such agents such powers and duties as the Board may deem expedient or appropriate that are not inconsistent with the intent of the Plan. The decision of the Board upon all matters within its scope of authority shall be final and conclusive on all persons, except to the extent otherwise provided by law.

5.       Shares Available:

         The Board shall reserve for the purposes of the Plan, and by adoption of the Plan does hereby reserve, out of the authorized but unissued shares of Common Stock, a total of 300,000 shares of Common Stock (subject to adjustment or substitution pursuant to Section 8 hereof).

6.       Shares in Connection With Retirement Plan:

         As of the Effective Date, participation in the Retirement Plan by certain of the Nonemployee Directors is being terminated. In connection with such termination, the Retirement Plan has been amended to provide that the affected Nonemployee Directors as of the Effective Date who have accrued a benefit under the Retirement Plan are to have 50% of the present value of their accrued benefit paid in cash and the other 50% paid in shares of Common Stock. With respect to the 50% amount payable to an affected Nonemployee Director in shares of Common Stock, such Nonemployee Director shall be issued whole shares of Common Stock under this Plan having an aggregate Fair Market Value determined as of the Effective Date, together with cash for any fractional share based on the Fair Market Value of the Common Stock on such date, equal to such 50% amount. Certificates for the shares of Common Stock payable under this Section shall be delivered as soon as practicable after such date.

7.       Shares for Annual Retainer Fee:

         Any Annual Retainer Fee payable to a Nonemployee Director on or after the Effective Date shall be payable sixty percent (60%) in cash and forty percent (40%) in shares of Common Stock. The total number of shares of Common Stock to be issued under this Section to a Nonemployee Director with respect to an Annual Retainer Fee shall be determined by dividing the amount of such Annual Retainer Fee payable in shares of Common Stock by the Fair Market Value of the Common Stock on the applicable Payment Date. In no event shall the Corporation be obligated to issue fractional shares under this Section, but instead shall pay any such fractional share in cash based on the Fair Market Value of the Common Stock on the Payment

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Date.  Certificates  for the shares of Common Stock  payable  under this Section shall be delivered as soon as practicable after the relevant Payment Date; provided, however, that if a Nonemployee Director has elected to defer an Annual Retainer Fee pursuant to the NationsBank Corporation Director Deferral Plan (the "Deferral Plan"), the shares of Common Stock otherwise issuable under this Plan in connection with such Annual Retainer Fee shall not be issued and such Nonemployee Director shall be credited with "Stock Units" to be paid in cash when and as provided for under the Deferral Plan.

8.       Adjustments in Authorized Shares:

         In the event of any change in corporate capitalization, such as a stock split, or a corporate transaction, such as any merger, consolidation, separation, including a spin-off, or other distribution of stock or property of the Corporation, any reorganization (whether or not such reorganization comes within the definition of such term in Internal Revenue Code Section 368) or any partial or complete liquidation of the Corporation, such adjustment shall be made in the number and class of shares which may be delivered under the Plan, as may be determined to be appropriate and equitable by the Board in its sole discretion.

9.       Resales of Shares:

         The Corporation may impose such restrictions on the sale or other disposition of shares issued under this Plan as the Board deems necessary to comply with applicable securities laws. Certificates for shares issued under this Plan may bear such legends as the Corporation deems necessary to give notice of such restrictions.

10.      Compliance With Law and Other Conditions:

         No shares shall be issued under this Plan prior to compliance by the Corporation, to the satisfaction of its counsel, with any applicable laws. The Corporation shall not be obligated to (but may in its discretion) take any action under applicable federal or state securities laws (including registration or qualification of the Plan or the Common Stock) necessary for compliance therewith in order to permit the issuance of shares hereunder, except for actions (other than registration or qualification) that may be taken by the Corporation without unreasonable effort or expense and without the incurrence of any material exposure to liability.

11.      Amendment, Modification and Termination of the Plan:

         The Board shall have the right and power at any time and from time to time to amend the Plan in whole or in part and at any time to terminate the Plan; provided, however, that the provisions of Section 7 of the Plan cannot be amended more than once every six (6) months to the extent such restriction is necessary to insure that awards of Common Stock under the Plan are exempt from the short-swing profit recovery rules of Section 16(b) of the Securities Exchange Act of 1934.

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12.      Miscellaneous:

         The Plan shall be construed, administered, regulated and governed in all respects under and by the laws of the United States to the extent applicable, and to the extent such laws are not applicable, by the laws of the state of North Carolina. The Plan shall be binding on the Corporation and any successor in interest of the Corporation.

         IN WITNESS WHEREOF, this instrument has been executed by an authorized officer of the Corporation as of the 24 day of April, 1996.


                                    NATIONSBANK CORPORATION


                                    By:/s/ C. J. Cooley
                                       C. J. Cooley
                                       Executive Vice President

                                    "Corporation"


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